Exhibit 4.1

DATE OF ISSUE CERTIFICATE NUMBER RUN/TFR. NO. REGISTER NUMBER OF SHARE(S) ZTO Express (Cayman) Inc. (A company controlled through weighed voting rights and incorporated in the Cayman Islands with limited liability) CLASS A SHARE CERTIFICATE HONG KONG SHARE REGISTER THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULY PAID CLASS A ORDINARY SHARE(S) OF NOMINAL VALUE US$0.0001 PER SHARE IN THE SHARE CAPITAL OF ZTO EXPRESS (CAYMAN) INC. (THE “COMPANY”) AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE. DIRECTOR NO TRANSFER ON THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE. HONG KONG SHARE REGISTRAR: COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716. 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, WANCHAI, HONG KONG.